Exhibit (h)(4)

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is between Holland Capital Management, L.P., a Delaware limited partnership ("Distributor"), principal underwriter for The Lou Holland Trust (the "Trust") and each class or series of shares of beneficial interest in the Trust (the "Funds"), as listed in Schedule A of this Agreement, and as may be amended in writing from time to time, and ___________a corporation __________the person or entity making the Funds available to customers pursuant to the terms enumerated below.

WHEREAS, ________has agreed to provide participant accounting, record-keeping, and other administrative and shareholder services for qualified retirement plans (each, a "Plan" and collectively, the "Plans");

WHEREAS, assets of each Plan are invested and reinvested in investment media specified by an investment adviser, sponsor or administrative committee of the Plan (a "Plan Representative"), generally upon the direction of Plan beneficiaries (the "Participants");

WHEREAS, the National Securities Clearing Corporation ("NSCC") offers the Defined Contribution Clearing and Settlement service ("DCC&S") (which incorporates the functionality of NSCC's Fund/SERV, Mutual Fund Profile and Networking Services); and

WHEREAS __________and Distributor desire to establish procedures for the transmission of instructions regarding transactions in Fund shares from on behalf of the Plans and their Participants through one or more omnibus accounts in each Fund (individually an "Account" and collectively, the "Accounts"), to the Fund, via DCC&S;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, the parties agree as follows:

1.	Availability of the Funds.

(a)       Distributor and ______wish to make Fund shares available for purchase and redemption by the Plans and their Participants. In connection with making Fund shares available to Plans and their Participants, ______has no authority to act as agent for the Funds, Distributor or any other dealer, except to receive instructions for the purchase and redemption of Fund shares from such Plans and their Participants and to transmit the same to the Fund. All orders are subject to acceptance by Distributor and become effective only upon confirmation by Distributor.

(b) _______     is authorized to make available to customers shares of the Funds listed in Schedule A at their respective net asset value in accordance with the terms and conditions of the Funds' then current prospectuses.

2.            Transactions Subject to DCC&S. On each business day that the New York Stock Exchange is open for business on which the Funds determine their per share net asset values

(each, a "Business Day"), Distributor or its designee shall accept, and effect changes in its records upon receipt of, purchase, redemption, exchange, and registration instructions from or its designee electronically through DCC&S service without supporting documentation, subject to the terms and conditions of this Agreement. In all cases, processing and settlement of share transactions shall be done in a manner consistent with applicable law.

3.	Procedures for Orders and Settlement.

(a)       Distributor or its designee, shall use its best efforts, subject to availability, to furnish to or its designee by 7:00 p.m. Eastern Time on each Business Day the following information for each Fund: (i) net asset value information as of the close of trading (generally 4:00 p.m. Eastern Time, the "Close of Trading") on the New York Stock Exchange (or as modified by the Funds' current prospectuses); and (ii) as applicable, the daily accrual or distribution rate factor as it becomes available. All such information will be communicated through DCC&S or via facsimile, email, or other electronic means as agreed upon by the parties.

(b)      Upon receipt of purchase and redemption instructions from the Plan Representatives or Participants ("Instructions"), and upon determination that there are good funds with respect to Instructions involving the purchase of Fund shares - shall calculate the net purchase and or net redemption order received by prior to the Close of Trading on each Business Day. represents and warrants that all orders for net purchases or net redemptions derived from Instructions received by and transmitted to Fund/SERV for processing on or as of a given Business Day ("Day 1") shall have been received in proper form and time stamped by prior to the Close of Trading on Day 1. Such orders shall receive the share price next calculated following the Close of Trading on Day 1, provided that Distributor receives Instructions from Fund/SERV by 6:00 a.m. Eastern Time on the next Business Day ("Day 2"). represents and warrants that orders received in good order and time stamped by after the Close of Trading on Day 1 shall be treated by and transmitted to Fund/SERV as if received on Day 2. Such orders shall receive the share price next calculated following the Close of Trading on Day 2. All Instructions Distributor receives from Fund/SERV after 6:00 a.m. Eastern Time on Day 2 will be processed by Distributor on the following Business Day and shall receive the share price next calculated following the Close of Trading on Day 2. represents and warrants that it has, maintains and periodically tests, procedures and systems in place reasonably designed to prevent orders received after the Close of Trading on Day 1 from being executed with orders received before the Close of Trading on Day 1, and periodically monitors the systems to determine their effectiveness. Subject to compliance with the foregoing, will be considered the agent of Distributor for the limited and sole purpose of receiving Instructions from Plan Representatives or Participants, and the Business Day on which Instructions are received by in proper form prior to the Close of Trading shall be the date on which shares of the Funds are deemed purchased or redeemed pursuant to such Instructions. Dividends and capital gain distributions shall be automatically reinvested at net asset value in accordance with the Funds' then current prospectuses, unless otherwise specified.

(c)       ________and Distributor shall settle net purchase and redemption transactions pursuant to, and in accordance with, NSCC rules and procedures.

4.            Dividends and Distributions. Upon the declaration of each dividend and each capital gain distribution with respect to shares of the Funds, Distributor shall furnish or cause to be furnished to, information setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per share to the shareholders of record as of that date, and the total amount payable on the payment date. All such information will be communicated through DCC&S or via facsimile, email, or other electronic means as agreed upon by the parties, subject to availability and using best efforts, by 7:00 p.m. Eastern Time.

5.            Verification. Each party shall notify the other party as promptly as possible of any errors, omissions or interruptions in, or delay or unavailability of, any transmissions sent or required to be sent to such other party pursuant to this Agreement.

6.	Trade Corrections.

(a)       Processing errors which result from delay or error caused by may be adjusted through Fund/SERV by by the necessary transactions on an as-of basis and the cost to the Fund or Distributor shall be borne by; provided however, prior authorization must be obtained from Distributor if the transaction is back dated more than three business days or to the previous calendar year.

(b)       Processing errors, which result from delay or error caused by Distributor or its designee will be corrected on an as-of basis and the cost to the Fund shall be borne by Distributor or its designee.

7.	Representations and Warranties.
(a)	Distributor and ________each represents, warrants and covenants that:
(i)	it or its designee is a member in good standing of NSCC;

(ii)          it or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by NSCC in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to DCC&S; and (b) the then current prospectuses and statements of additional information of the Funds;

(iii)         all trades, confirmations and other information provided by one party to the other party through DCC&S and pursuant to this Agreement shall be accurate complete and, in the format prescribed by NSCC. Each party shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through DCC&S and to limit access to, and the inputting of data into, DCC&S to persons specifically authorized by such party;

(iv)         it shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement;

(v)          it has full power and authority under applicable law and has taken all action necessary to enter into and perform this Agreement and when executed and delivered, this Agreement shall constitute a valid, legal and binding obligation of such party, enforceable in accordance with its terms; and

(vi)         it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

(b)	represents, warrants and covenants that:

(i)           the arrangements provided for in this Agreement will be disclosed to its customers in such form as deems appropriate; and

(ii)          it shall promptly notify Distributor if for any reason it is unable to perform any of its obligations under this Agreement.[this one should also be from the Distributor to us]

8.            Manual Transaction Procedures. During such times when the parties or their respective designees are unable to use DCC&S or when DCC&S becomes unavailable due to systems failures or other reasons, the parties agree to follow the following procedures for the purchase and redemption of Fund shares:

(a)       Upon the receipt of Instructions from the Plan Representatives or Participants, and upon determination that there are good funds with respect to Instructions involving the purchase of Fund shares, _________will transmit to Distributor or its designee by telephone and facsimile the net purchase or redemption orders for specified Accounts on the basis of those Instructions. represents and warrants that all orders for net purchases or net redemptions derived from Instructions received by and transmitted to Distributor or its designee by telephone and facsimile for processing on or as of a given Business Day ("Day 1") shall have been received in proper form and time stamped by ____________ prior to the Close of Trading Day 1. Such orders shall receive the share price next calculated following the Close of Trading on Day 1, provided that Distributor receives Instructions from or its designee by 9:00 a.m. Eastern Time on the next Business Day ("Day 2"). agrees that payment for net purchases of Fund shares attributable to all orders executed for the Accounts on a given Business Day will be wired by or its designee on the same Business Day such purchase orders are transmitted to Distributor or its designee no later than 12:00 p.m. Eastern Time to the custodial account designated by Distributor or its designee. represents and warrants that orders received in good order and time stamped by after the Close of Trading on Day 1 shall be treated by and transmitted Distributor or its designee as if received on Day 2. Such orders shall receive the share price next calculated following the Close of Trading on Day 2. All Instructions Distributor receives from after 9:00 a.m. Eastern Time on Day 2 will be processed by Distributor on the following Business Day and shall receive the share price next calculated following the Close of Trading on Day 2. represents and warrants that it has, maintains and periodically tests, procedures and systems in place reasonably designed to prevent orders received after the Close of Trading on Day 1 from being executed with orders received before the Close of Trading on Day 1, and periodically monitors the systems to determine their effectiveness. Subject to compliance with the foregoing, will be considered the designee of Distributor for the limited purpose of receiving Instructions from Plan Representatives or Participants, and the Business Day on which Instructions are received by in proper form prior to the Close of Trading will be the date as of which Shares will be purchased and redeemed as a result of such Instructions. Dividends and capital gain distributions shall be automatically reinvested at net asset value in accordance with the Funds' then current prospectuses.

(b)       ________and Distributor shall settle net purchase and redemption transactions by wire transfer by (for net purchases) or by the Funds (for net redemptions) to the account designated by the appropriate receiving party on Day 2.

9.            Frequent Trading. ___________acknowledges that its purchases and redemptions of Fund shares on behalf of Plans and Participants are subject to the Funds' policies and procedures regarding frequent trading of Fund shares by shareholders (as disclosed in the Funds' then current prospectuses), and agrees to cooperate with Distributor and the Trust in implementing and enforcing those policies and procedures. Without limiting the foregoing, upon request, shall provide Distributor, the Trust or their designees the following information: (a) the taxpayer identification number of all Plans and Participants (or other shareholders) that purchased or redeemed Fund shares held through an Account with for the time period submitted; and (b) the amount and dates of such purchases and redemptions for the time period submitted.

10.          Compliance Programs. __________represents and warrants to Distributor that or its designee has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws, as defined in Rule 38a-1 under the Investment Company Act of 1940 with respect to the services provided by under this Agreement, and agrees to provide such assistance as may be reasonably requested from time to time by Distributor or the Trust's Chief Compliance Officer or their designees in connection with their oversight of such compliance by.

11.          Privacy and Confidential Information. Each party represents and warrants that it has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of non-public information transmitted to the other party in connection with this Agreement (“Non-Public Information”); (ii) protect against any anticipated threats or hazards to the security or integrity of Non-Public Information; (iii) protect against unauthorized access to or use of Non-Public Information that could result in substantial harm or inconvenience to the other party or any customer or client thereof; (iv) protect against unauthorized disclosure of Non-Public Information to unaffiliated third parties; and (v) otherwise promote compliance with the Securities and Exchange Commission's Regulation S-P. Each party agrees to indemnify the other party against any and all claims, liability, expense or loss in any way arising out of such party’s failure to adopt and implement these and such other privacy or confidentiality procedures that may in the future be required by applicable law or regulation.

12.          Anti-Money Laundering. ________represents and warrants that it has in place and will maintain suitable and adequate customer identification verification policies and procedures and that it shall comply with all applicable laws and regulations, including the U.S.A. Patriot Act, regarding anti-money laundering activity and will provide reasonable documentation regarding the same to Distributor upon the Distributor’s reasonable request.

13.          Periodic Reports and Other Information. shall prepare such periodic reports for each Fund as shall reasonably be requested by Distributor, the Trust or their designees. In addition, ____________ will furnish Distributor, the Trust or their designees with such information as the Trust or they may reasonably request from time to time (including, without limitation, periodic certifications confirming the provision to Plans and their Participants of the services described herein and compliance with its obligations under this Agreement), and will otherwise reasonably cooperate with Distributor, the Trust and their designees (including, without limitation, any auditors designated by the Trust), in connection with the preparation of reports to the Funds' Board of Trustees concerning this Agreement and the monies paid or payable by the Funds or the Funds' underwriter pursuant to this Agreement, as well as any other reports or filings that may be required by law

14.          Compliance by Distributor. Distributor represents and warrants to ____________: (a) that all Funds comply with Rule 2830 of the NASD Rules of Fair Practice regarding prospectus disclosure on payment of sales charges and service fees; (b) that the Funds are, and will be, registered as investment companies under the Investment Company Act of 1940 and shares of the Funds are, and will be, registered under the Securities Act of 1933, and that the Funds will otherwise comply with all applicable federal and state laws, rulings, administrative rules, and orders; and (c) that each prospectus, statement of additional information, annual report, brochure, proxy statements, and any item of advertising or marketing material relating to the Funds shall be in compliance with all applicable laws, rulings, administrative rules and orders. Distributor shall not have the authority to incur any expense or liability on behalf of .

15.	Service Fees.

(a)       will be eligible for service fees in connection with maintaining accounts in Funds. Distributor will pay to the a quarterly fee at an annual rate of _____% (the "Service Fee"), calculated as a percentage of the average daily net asset value of all Fund shares owned by the Plans and their Participants customers, including such shares purchased through reinvestment of dividends and distributions. The Service Fee is payable ten (10) business days after the end of a calendar quarter. Fees described in this Section 15 shall cease to accrue with respect to shares that are redeemed. Any overpayment of compensation and fees pursuant to this Section 15 shall reduce amounts payable to in subsequent months. In accepting a service fee, represents that it provides personal or account maintenance services to its customers invested in the Funds through one or more omnibus accounts maintained by or in the name of.

(b)      In no event may receive fees if those fees would be prohibited under ERISA or other applicable law.

(c)       The parties recognize and agree that Distributor's payments to the relate to administrative services only and do not constitute payment in any manner for investment advisory services, for costs of distribution of shares of the Funds, or for transfer agency services, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of the payments made by the Distributor to the under this Agreement shall not be deemed to be conclusive with respect to actual administrative expenses incurred by or savings of Distributor.

16.	Account Servicing.

(a)       ______and the Plans and their Participants are entitled to receive all regular mailings to owners of the same type of Fund, including confirmations, financial statements, proxy materials and other communications required by law or regulation.

(b)      Excluding accounts opened or modified electronically through the NSCC, _______shall promptly furnish Distributor with the original or a copy of the account application in the form provided by Distributor for each Fund, including the tax identification number certification.

(c)       ________will receive all reports and statements as the Funds may furnish with respect to shareholder accounts in such amounts as ____________ may reasonably request.

(d)      Distributor may not mail sales literature and other Distributor related information directly to the Plans or their Participants unless the Plans or their Participants are affiliates of ____________ or pre-existing customers or clients of Distributor.

(e)       ____________ shall maintain a record of the numbers of Fund shares held by the Accounts on behalf of the Plans and their Participants, and a record of the numbers of such shares attributable to the Plans and Participants having an interest in such Accounts. shall also maintain records of residence or company address and taxpayer identification number of each Plan and Participant and indicate, if applicable, whether such shares are held in certificate form.

(f)       _______shall investigate all inquiries from Plan Representatives or Participants relating to their interests in the Accounts and shall respond to all communications from Plan Representatives or Participants and others relating to duties under this Agreement and such other correspondence as may from time to time be agreed upon by the parties. No person is authorized to make any representations concerning the Funds or their shares except those contained in the Funds' then current prospectuses or statements of additional information and any such information as may be officially designated as information supplemental to the prospectuses.

(g)       __________, or the Plan trustee at the request of, shall address and mail to Plan Representatives (and/or Participants if required by applicable law) on a timely basis all reports to shareholders, dividend and distribution notices, and proxy material for each of the Fund's meetings of shareholders as required by applicable law. In connection with meetings of shareholders, and to the extent required by applicable law, , or the trustee of the Plans at the request of, shall prepare with respect to Plans and/or Participants, as appropriate, shareholder lists, mail, and certify as to the mailing of proxy materials, process, and tabulate returned proxy cards, report on proxies voted prior to meetings, and certify shares voted at meetings.

(h)      The parties acknowledge and agree that the administrative services to be provided by are recordkeeping, shareholder communication and related services only and are not the services of any underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933 or the Investment Company Act of 1940. This Agreement does not grant any right to purchase shares from any Fund (although it does not preclude from purchasing any such shares), nor does it constitute ____________ as an agent of any Fund or Distributor for purposes of selling shares of any Fund to any dealer or the public involvement in any Plan's or Participant’s purchase of shares of any Fund shall be as agent of such Plan only and such purchases shall be made through Distributor. The parties understand that Distributor may or may not pay another corporation for the type of administrative services to be provided by ____________.

17.	Termination.

(a)       Either party may terminate this Agreement upon 30 days' written notice to the other party.

(b)      Either party may terminate this Agreement upon written notice to the other party of such other party being in material breach of this Agreement, unless the party in breach cures the breach to reasonable satisfaction of the other party alleging breach within 10 days following such notice.

(c)       If Distributor ceases to act as principal underwriter for the Funds, this Agreement will terminate on the effective date of such termination.

18.          Notice. Any notice shall be sufficiently given when sent by registered or certified mail to Distributor at:

Holland Capital Management, L.P.

Suite 700

One North Wacker Drive

Chicago, Illinois 60606

Attention: Monica L. Walker

or to ____________ at:

Attention: _________________________

or to such other address furnished to the other party pursuant hereto.

19.          Cooperation. To the extent permitted by law, ____________ shall will promptly notify Distributor and the Trust of any complaint or claim or any notice of any regulatory investigation or proceeding received by ____________ or its affiliates relating to the Funds, Distributor, or any associated person of Distributor, or any threatened or filed arbitration action or civil litigation arising out of the offer or sale of Fund shares.

20.          Force Majeure. In the event any party is unable to perform its obligations or duties under the terms of this Agreement because of acts of God, strikes, riots, acts of war, equipment failures, or power failures or damage or other cause reasonably beyond its control, such party shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision shall in no way excuse any party from any liability that results from that party's failure to have in place appropriate and reasonable disaster recovery plans designed to enable that party to perform its obligations and duties under this Agreement.

21.          Non-Exclusivity. This Agreement is not exclusive between the parties. Either party may enter into similar agreements with any investment company (or its affiliates) or other service provider (or its affiliates), as may be applicable.

22.          Assignment. No party shall assign any of its rights, powers or duties under this Agreement without the other party's prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

23.          Effectiveness of Agreement. This Agreement shall become effective as to a given Fund at such time as a Fund share is first placed in an Account (a) where ____________ is named as the record owner or (b) where the beneficial Fund shareholder is a ____________ customer.

24.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements fully executed and to be performed therein, without reference to choice of law principles.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of ____________________, 2005.

HOLLAND CAPITAL MANAGEMENT, L.P.

By:	Holland Capital Management, Inc.,

its general partner

By: _____________________________________

Name: ___________________________________

Title: ____________________________________

____________

By: _____________________________________

Name: ___________________________________

Title: ____________________________________

SCHEDULE A

Lou Holland Growth Fund, currently the only series of The Lou Holland Trust